HERITAGE SERIES TRUST

                                     CLASS C
                                DISTRIBUTION PLAN

                                     AMENDED
                                   SCHEDULE A




      The maximum annualized fee rate pursuant to Paragraph 1 of the Heritage Series Trust Distribution Plan shall be as follows:


SMALL CAP STOCK FUND
VALUE EQUITY FUND
GROWTH EQUITY FUND
EAGLE INTERNATIONAL EQUITY PORTFOLIO
MID CAP GROWTH FUND
AGGRESSIVE GROWTH FUND


      1.00% of the average daily net assets



Dated:      April 3, 1995, as last amended on July 27, 1998